Exhibit 19
IP Strategy Holdings, Inc.

INSIDER TRADING POLICY
Dated: November 21, 2024
(as amended April 9, 2026)
FAQ
IP Strategy Holdings, Inc. (“IPST” or the “Company”) has adopted formal policies and procedures to prevent insider trading violations by its officers, directors, employees and related individuals. The following summary is presented in question and answer format. The following information is a summary only. All persons subject to the insider trading policy must read the entire policy.
What is the insider trading policy?
The insider trading policy contains rules applicable to our officers, directors, employees, consultants, contractors, and vendors, and related individuals, concerning trading in stock or other securities of IPST and companies with whom IPST does business. Among other things, the policy prohibits trading in IPST securities while in possession of inside information.
What is “inside information?”
Inside information is material, non-public information concerning IPST or any other public company with whom IPST does business. The policy contains many examples of types of material, non-public information.
Who is subject to the insider trading policy?
The policy covers the officers, directors, employees, consultants, contractors, and vendors of IPST and all of its subsidiaries. The policy also covers family members of these persons and others who have or may have access to inside information, including family members whose investments are controlled or influenced by these persons.
Who is the compliance officer and what does he do?
Justin Stiefel is currently the compliance officer under the Company’s insider trading policy. The compliance officer is responsible for ensuring compliance with the policy, and his duties include pre-approving all trades by persons subject to the pre-approval requirements described below.
Who are Section 16 Insiders?
Section 16 is part of the Securities Exchange Act of 1934. It requires certain senior officers, directors and large stockholders to file reports with the Securities and Exchange Commission about their shareholdings and trades. Section 16 Insiders are listed on Exhibit A to the policy. Section 16 Insiders are considered “Access Personnel” under the policy. Exhibit A will be automatically amended whenever the IPST Board of Directors changes the designation of Section 16 insiders.

Who are Access Personnel?
Access Personnel include the Section 16 Insiders and all other officers and employees of the Company.
Is anyone else considered Access Personnel?
Occasionally, the compliance officer may designate additional persons as Access Personnel on a temporary basis if they gain access to inside information, including vendors, contractors, suppliers or other designated persons who are not officers or employees of the Company. The compliance officer will inform people in writing if they become Access Personnel and will inform them when they are no longer deemed Access Personnel.
What special restrictions apply to Access Personnel?
Access Personnel are subject to one or both of the following restrictions:
1.    No trading in IPST securities during times of the year called blackout periods.
2.    Required approval of the compliance officer prior to trading in IPST securities, even outside of the blackout periods.
What is the blackout period?
The blackout period during which certain Access Personnel cannot trade in IPST securities begins fifteen (15) calendar days before the last trading day of a fiscal quarter and ends at the commencement of trading on the third trading day following public release of the Company’s annual or quarterly financial results. Notwithstanding this, the timing of blackout periods may be adjusted in certain circumstances, including during the first quarter based on filing date of the previous year’s annual results so long as the Company qualifies as a “smaller reporting company” as that term is defined in the applicable securities laws and regulations. In addition, following the public release of the Company’s annual financial results, there will generally be a limited trading window during which trading is permitted, subject to compliance with this Policy. IPST may extend the blackout period or implement different blackout periods at any time by giving written notice to all Access Personnel. In addition, IPST may waive compliance with a blackout period if all material information concerning the Company has been publicly disclosed or is known by both parties to the proposed transaction. It is important to remember that even outside of the blackout period, Covered Persons are prohibited from buying, selling or otherwise transferring IPST securities if they are aware of material non-public information. Details are contained in the full Insider Trading Policy.
What are the pre-clearance requirements?
Access Personnel must obtain the written permission of the compliance officer prior to engaging in any trade in IPST securities. Approval may take up to two business days, so Access Personnel should plan in advance. When Access Personnel request permission to make a trade, the compliance officer will complete a pre-clearance checklist and if the trade is approved, will give written permission for the trade. The written permission will expire at the end of the second trading day following the date of written permission unless a longer period is granted in the sole discretion of the compliance officer. Any such permission will automatically expire without advance notice upon the commencement of a blackout period.
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What is the restriction on market limit orders?
Market limit orders are open orders placed with a broker which are to be executed only if the securities reach a certain price. A market limit order may continue indefinitely, or it may expire at a set time. In order to prevent Access Personnel from accidentally engaging in a trade when trading is not allowed, Access Personnel subject to pre-clearance requirements may not enter any market limit orders with their brokers for IPST securities except market limit orders which expire within the time allowed for trading after receiving written permission to trade from the compliance officer.
Access Personnel subject to blackout periods may not enter into any market limit orders with their brokers for IPST securities other than orders which expire before the commencement of the next blackout period. The above restrictions are not applicable to approved Rule 10b5-1 plans (see below).
Does the policy have exceptions for Rule 10b5-1 plans?
The Company will in certain cases permit persons subject to this policy to enter into “blind trusts” or advance trading plans, and thereby avoid the prohibitions in the policy on trading while in possession of inside information. All such plans by Access Personnel will require approval by the compliance officer, which approval must be obtained in advance of any trade that would otherwise be subject to the policy.
I am not listed as Access Personnel. Does the policy apply to me?
Yes. While people who are not Access Personnel are not subject to the blackout periods or pre-clearance requirements, all employees, vendors, contractors, and consultants of IPST and its subsidiaries are prohibited from trading while in possession of inside information.
Can I sell IPST shares short?
No. Selling shares short is a bet that the price of IPST common stock will go down. We cannot have a situation where any of our Access Personnel would benefit financially at the expense of our existing stockholders. The same policy applies to acquiring any derivative security (such as a put option) whose value would increase if the stock price goes down. Section 16 Insiders are prohibited by law, as well as by the policy, from selling short.
What about my options issued pursuant to one of IPST’s stock option or employee stock purchase plans?
You may exercise options issued by IPST for cash, and you may complete purchases under a tax-qualified employee stock purchase plan, during blackout periods and even if you possess inside information. The special exceptions for exercise of an option and for employee stock purchase plan purchases do not apply to the sale of the IPST common stock you receive on exercise or purchase. All sales of IPST common stock are subject to the policy. Unless you have sufficient cash to pay the exercise price and you intend to hold the shares you acquire upon exercise of an option, you should determine whether you are permitted to sell the shares before you exercise the option.
Can I pledge my securities in a margin account or to secure another type of loan?
Access Personnel may not hold securities of IPST in a margin account. Access Personnel may not pledge securities to secure other loans without special permission from the compliance officer. Permission for pledges may be granted only at a time when you are permitted to trade in IPST securities.
3

What are the penalties for violation of the policy?
Violation of the policy may expose the violator to severe criminal and civil penalties. IPST will consider disciplinary action, up to and including termination, of any person who violates the policy.

4

IP Strategy Holdings, Inc.

INSIDER TRADING POLICY

Dated: November 21, 2024
(as amended April 9, 2026)
IP Strategy Holdings, Inc. (“IPST” or the “Company”), has implemented an Insider Trading Policy (the “Policy”) to provide guidelines to officers, directors, employees and related individuals of the Company and its subsidiaries with respect to transactions in the Company’s securities. The Policy is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws.
Introductory Information
Definition of Inside Information
“Inside Information” means material, non-public information. Information is material if a reasonable investor would consider it important to the total mix of information available about the Company. Information is non-public if it has not been explicitly disclosed by the Company in a press release or report filed with the Securities and Exchange Commission, or by another manner involving broad disclosure to the investing public. Information remains non-public until it has been so disclosed and the market has had time to absorb and evaluate the information.
Examples of types of information that will frequently be material include:
•operating or financial results,
•changes in earnings estimates,
•significant changes in sales volumes, market share, product pricing, mix of sales, strategic plans, or liquidity,
•the gain or loss of a substantial customer or supplier,
•a pending or proposed merger, acquisition or tender offer,
•a significant sale of assets or the disposition of a subsidiary,
•execution of a business contract that is important to the company financially, strategically or otherwise,
•the award or cancellation of significant licenses or sales contracts,
•significant policy changes by the Company’s vendors or third-party service providers,
•major management or board of director changes,
•public or private financing transactions,

•plans for substantial capital investment,
•significant write-offs or increases in reserves,
•impending bankruptcy or financial liquidity problems,
•a significant cybersecurity breach,
•significant regulatory approvals or challenges,
•a change in state or federal law relating to the Company’s industry,
•a change in federal enforcement practices with respect to participants in the Company’s industry,
•pending or threatened litigation of potential significance to the company, or settlement or other resolution of ongoing litigation,
•significant new platform features or changes to existing platform features,
•delays in product development or problems with quality control,
•a stock split or other recapitalization,
•a change in dividend policy,
•a redemption or purchase by the Company of its securities, and
•any other information which is likely to have a significant impact on the Company.
Either positive or negative information may be material.
In general, information that is likely to affect the market price of the Company’s securities is likely to be considered material.
If your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, Covered Persons should give careful thought to whether any facts and circumstances exist that could raise suspicions about the propriety of the proposed transaction after the fact; for example, as to whether information that the Covered Person has become aware of may be construed as “material” and “nonpublic.”
You should contact the Compliance Officer identified below if you are considering a transaction in Company securities shortly after public disclosures of material information by the Company.
Other Definitions
“Access Personnel” include the Section 16 Insiders and all other officers and employees of the Company, and may include vendors, contractors, suppliers or other designated persons who are not officers or employees of the Company, as designated by the Compliance Officer.
“Blackout Period” applies to all Access Personnel and is described below under the heading “Specific Procedures Applicable to Access Personnel.”

“Compliance Officer” is the insider trading compliance officer appointed pursuant to this Policy. The Compliance Officer is currently Justin Stiefel but may be changed at any time by the Company with written notice to all Covered Persons.
“Covered Persons” are described below under the heading “Transactions Covered by the Policy.”
“Section 16 Insiders” are the executive officers and directors of the Company and its subsidiaries who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended. Section 16 Insiders are listed on Exhibit A to this Policy. Exhibit A will be updated automatically whenever the Board changes the designation of Section 16 insiders.
Transactions Covered by the Policy
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company (such as exchange-traded options). It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants, contractors and vendors to, the Company and its subsidiaries, and will continue to apply to such persons for a period of ninety (90) days after their separation from the Company or the permanent cessation of business with the Company. It also applies to family members of such persons, and to others, to the extent such persons come to have access to Inside Information. Persons subject to this Policy are referred to as “Covered Persons.”
Any person who possesses Inside Information regarding the Company is a Covered Person for so long as the information is non-public.
Gifts to Persons or Entities Other than 501(c)(3) Tax Exempt Non-Profits
Bona fide gifts to persons or entities other than 501(c)(3) tax exempt non-profits are generally not transactions subject to the Policy, unless the person making the gift has reason to believe that the recipient intends to sell Company securities while the Covered Person is restricted from trading under the Policy (including outside of a Blackout Period if the Covered Person is aware of material non-public information). Gifts of securities to family members of a Covered Person are subject to the same restrictions as the Covered Person making the gift, including restrictions on trading while aware of material non-public information or trading or selling such securities during Blackout Periods.
Charitable Gifts During Blackout Periods
Bona fide gifts of Company securities as donations to qualified charitable organizations under Section 501(c)(3) of the Internal Revenue Code, are generally not considered transactions subject to this Policy and may be made during Blackout Periods, provided that:
•The Covered Person does not possess material non-public information at the time of the gift;
•The gift is made without any arrangement, understanding, or expectation regarding the timing or terms of any subsequent sale or disposition of the securities by the recipient;

•The Covered Person does not retain any control or influence over the recipient’s disposition of the securities; and
•The recipient is not acting on behalf of, or as an agent of, the Covered Person.
Covered Persons are strongly encouraged to seek pre-clearance for charitable gifts during Blackout Periods. Gifts that are pre-cleared in good faith and comply with the conditions above will not be deemed to violate this Policy, even if the recipient subsequently sells the securities.
For the avoidance of doubt, a Covered Person will not be deemed to have violated this Policy solely because a charitable organization independently determines to sell donated securities after receipt.
Mutual Funds
Transactions in mutual funds that hold Company securities are generally not transactions subject to the Policy. However, transactions in mutual funds may be prohibited under the Policy if a Covered Person becomes aware of material non-public information which might materially affect the value of the mutual fund as a whole.
Covered Persons are expected to use good judgment and contact the Compliance Officer in advance of a transaction if they have any doubt about whether a transaction is covered by the Policy.
Digital Assets and Cryptocurrency.
For purposes of this Policy, the prohibitions on trading while in possession of material non-public information apply equally to transactions in digital assets, cryptocurrencies, tokens, stablecoins, or other blockchain-based assets (“Digital Assets”) to the extent a Covered Person possesses material non-public information relating to:
(i) the specific types of Digital Assets the Company holds;
(ii) any contemplated transaction involving Digital Assets by the Company;
(iii) material regulatory developments affecting the Company’s business; or
(iv) any other material development involving Digital Assets that could reasonably be expected to affect the Company.
Except as described above, this Policy does not prohibit general trading in Digital Assets unrelated to the Company. For the avoidance of doubt, the general prohibitions on trading while in possession of material non-public information described in this Policy apply to Digital Assets.
Application of Policy After Relationship Terminates

If you are subject to a Blackout Period imposed by this Policy and your relationship terminates during a Blackout Period (or if you otherwise leave while in possession of Inside Information), you will continue to be subject to the Policy, and specifically to the ongoing prohibition against trading, until the later of the end of the Blackout Period or the commencement of trading on the second trading day following public announcement of any Inside Information of which you are aware.

If a Blackout Period is extended, or if a Blackout Period does not end on its normal date as the result of the commencement of a subsequent Blackout Period prior to the termination of the prior Blackout Period, the Compliance Officer may in his discretion waive the applicability of the extended or new Blackout Period to a person whose relationship with the Company has terminated during the prior Blackout Period, if the Compliance Officer determines that such person has not had access to any Inside Information relating to the extended or new Blackout Period.
The Company may institute stop-transfer instructions to its transfer agent in order to enforce this provision.
The Company’s Policy
It is the policy of the Company that any Covered Person who possesses Inside Information about the Company may not buy or sell securities of the Company nor engage in any other action to take advantage of, or pass on to others, that information. This includes posting of Inside Information in chat-rooms or via other electronic communications. This Policy also applies to information relating to any other company, including customers, vendors or suppliers of the Company, obtained in the course of employment by or service to the Company.
Illegality of Insider Trading
It is illegal for any Covered Person to trade in the securities of the Company using material, non-public information about the Company. It is also illegal for any Covered Person to give Inside Information to others who may trade on the basis of that information.
Specific Policies Applicable to All Covered Persons
The Company intends to comply with the spirit as well as the letter of the insider trading laws. The Company’s policy is to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company, whether or not the conduct is literally in violation of the law.
1.    Trading on Inside Information. No Covered Person and no member of the immediate family or household of any such person, may trade or otherwise engage in any transaction involving a purchase or sale of the Company’s securities, including but not limited to, any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Inside Information concerning the Company, and ending when all material information known to such person has been available to investors generally for at least two (2) business days. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
2.    Tipping. No Covered Person may disclose (“tip”) Inside Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. No Covered Person may recommend the purchase or sale of any Company securities, or pass on to any person any material non-public information concerning the Company, whether or not the Covered Person has any information regarding such person’s intention to engage in any transaction involving Company securities.
3.    Confidentiality of Non-public Information; Prohibition on Electronic Posting of Confidential Information. Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. Covered Persons are prohibited from posting confidential information relating to the Company, including but not limited to material non-public information, in internet chat rooms, on online message boards, on social media and social networking websites or through the use of any other form of electronic communication.
4.    No Short Sales. Because short sales represent a bet that the Company’s stock price will decline, the Company prohibits all Covered Persons from shorting the Company’s stock. The Company also prohibits Covered Persons from acquiring any security or position which would increase in value if the Company’s stock price declines, such as a put option. Short sales by Section 16 Insiders are prohibited by law as well as by this Policy. Any questions as to whether a transaction is a prohibited short sale should be raised with the Compliance Officer.
5.    Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Person is trading based on material non-public information and focus a Covered Person’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by the Policy.
6.    Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Covered Person to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company's other shareholders. Any person wishing to enter into such an arrangement must first submit the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to the Compliance Officer for approval. The Compliance Officer may accept, reject or condition such transaction in his or her sole discretion.
7.    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral declines. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information regarding the Company, Covered Persons are prohibited from holding securities of the Company in a margin account or pledging such securities as collateral for a loan. An exception to this prohibition may be permitted in certain limited circumstances with the advance written approval of the Compliance Officer. The Compliance Officer may accept, reject or condition such transaction in its sole discretion.
8.    Securities of Other Companies. The foregoing provisions also apply to trading in the securities of other companies, including the Company's customers, vendors and suppliers, if any Covered Person becomes aware of material non-public information relating to such companies in the course of performing his or her duties for the Company. Covered Persons are prohibited from disclosing any material non-public information concerning other companies that they gain as part of their employment.
9.    Expert Networks. “Expert networks” are firms that connect investment firms and others seeking information about specific industries, companies, products or business situations with outside experts who are able to provide information on such topics. Covered Persons may not act as consultants or employees of expert network firms or any similar enterprises unless the engagement has been approved in writing by the Compliance Officer.
Transactions by Family Members and Others

The Policy applies to family members and domestic partners of Covered Persons who reside in the same household with the Covered Person and family members who do not live in the Covered Person’s household but whose transactions in Company securities are directed by a Covered Person or are subject to a Covered Person’s influence or control (collectively, “Family Members”). Family Members generally include spouse, domestic partner, children and stepchildren, a child away at college and grandchildren, and may include parents, stepparents, grandparents, siblings and in-laws. Questions as to which persons are subject to the restrictions of the Policy should be directed to the Compliance Officer. Each Covered Person is responsible for the transactions in Company securities of these other persons and therefore should make them aware of the need to confer with him or her before trading in Company securities.

Transactions by Entities Affiliated with a Covered Person

The Policy applies to any entities whose transactions in Company securities are influenced or controlled by a Covered Person, including corporations, partnerships or trusts (collectively, “Controlled Entities”). Transactions by these Controlled Entities will be treated for the purposes of the Policy as if they are for the account of the affiliated Covered Person.

Potential Criminal and Civil Liability and/or Disciplinary Action
Penalties for trading on or communicating material non-public information are severe and may be applied against the individual involved in unlawful conduct, as well as against the Company and controlling persons of the Company. A person can be subject to some or all of the penalties noted below even if he or she does not personally benefit from the violation. Penalties include:

1.    Liability for Insider Trading. Covered Persons may be subject to penalties of up to $5,000,000 and up to twenty years in jail for engaging in transactions in securities at a time when they have knowledge of Inside Information regarding the subject company.
2.    Liability for Tipping. Covered Persons may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
3.    Disciplinary Actions. Covered Persons who violate this Policy will be subject to disciplinary action by the Company, which may include, in addition to other sanctions, ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
4.    Stop Transfer Order. The Company may in its discretion impose or maintain stop transfer orders on securities held by Covered Persons during a Blackout Period.
You should be aware that stock market surveillance techniques have become extremely sophisticated and are being improved all the time. The chance that federal authorities or exchange regulators will detect even small-level trading is a significant one.
Individual Responsibility
Every Covered Person has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has implemented a Blackout Period applicable to the Covered Person. Appropriate judgment should be exercised in connection with any trade or other restrictions in the Company’s securities.
A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Covered Person believes he or she may suffer an economic loss or forego an anticipated profit by waiting. Covered Persons who have anticipated needs for liquidity should strongly consider adopting a Rule 10b5-1 plan.

Applicability of Policy to Inside Information Regarding Other Companies
This Policy also applies to Inside Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Inside Information about the Company’s business partners with the same care required with respect to information related directly to the Company.
Specific Procedures Applicable to Access Personnel
Blackout Period
To ensure compliance with this Policy and applicable federal and state securities laws, it is the Company’s policy that Access Personnel refrain from conducting any transactions involving the purchase or sale of the Company’s securities during a “Blackout Period.” The Blackout Period begins on the day which is fifteen (15) calendar days before the last trading day of a fiscal quarter, and ends at the commencement of trading on the third trading day following public release of the Company’s annual or quarterly financial results; provided, however:
(i)Notwithstanding the foregoing, if the Company qualifies as a “smaller reporting company” under SEC rules at the end of a fiscal year, the Blackout Period applicable to the fourth fiscal quarter shall not commence earlier than January 1 of the following year, meaning there is no Blackout Period during the entire month of December unless otherwise prohibited herein;
(ii)Notwithstanding anything to the contrary, beginning on the third trading day following the public release of the Company’s annual financial results in the Company’s Annual Report on Form 10-K, there shall be ten (10) consecutive trading days during which no Blackout Period shall be in effect (the “Annual Trading Window”), provided that the individual is not otherwise in possession of material non-public information and, if applicable, has obtained any required pre-clearance.
(iii)The Annual Trading Window may not be shortened, suspended, or eliminated by the imposition or extension of any Blackout Period, except in extraordinary circumstances involving material non-public information that has not been publicly disclosed and that affects all or substantially all Covered Persons, as determined by the Compliance Officer in consultation with legal counsel.
The Compliance Officer may extend the Blackout Period, or adopt additional Blackout Periods, in his or her sole discretion. The Compliance Officer may waive compliance with a Blackout Period if, following consultation with the Board of Directors and the Company's legal counsel, the Compliance Officer concludes that all material information concerning the Company has been publicly disclosed or, in the case of a proposed private transaction in the Company's securities, that neither party to such transaction is in possession of Inside Information which is not also known by the other party.
The safest periods for trading in the Company’s securities, assuming the absence of Inside Information, are generally the Annual Trading Window described above and any open trading window following the public release of the Company’s financial results, .

It is important to remember that, even if outside the Blackout Period, no Covered Person may trade in Company securities while in possession of Inside Information. Trading in the Company’s securities outside of a Blackout Period should not be considered a “safe harbor,” and all Access Personnel and other Covered Persons should use good judgment at all times. You should contact the Compliance Officer in advance of a transaction if you have any questions regarding a particular securities transaction.
Blackout Periods are procedural safeguards adopted to promote compliance with applicable securities laws. The existence of a Blackout Period does not constitute a determination that any individual possesses material non-public information, and the absence of a Blackout Period does not relieve any Covered Person from the obligation to refrain from trading while in possession of material non-public information.
Pre-Clearance of Trades
All Access Personnel of the Company must comply with the Company’s pre-clearance process prior to engaging in any trade at any time in the Company’s securities. Access Personnel must contact the Compliance Officer at least two (2) business days prior to commencing any trade in the Company’s securities. The Company may, by written notice to all Access Personnel, exempt certain Access Personnel from the Company’s pre-clearance process as set forth in such written notice.
The Compliance Officer will complete a pre-clearance checklist in the form attached as Exhibit C to this Policy and if the trade is approved, will give written permission for the trade in the form attached as Exhibit D to this Policy. The written permission will expire at the end of the second trading day following the date of written permission or the beginning of the Blackout Period, whichever is earlier. Accordingly, Access Personnel should not request permission to trade unless there is an intention to execute the trade immediately following receipt of written permission. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction in his or her sole discretion.
Further Restrictions
    As circumstances dictate, the Company may restrict trading by Access Personnel during otherwise open trading window periods. For example, the Company may restrict trading by Access Personnel during an ongoing cybersecurity investigation until the Company determines whether the incident is “material”. In such event, the Compliance Officer will notify particular individuals that they should not engage in any transactions involving the Company’s securities until such further restrictions are lifted by further notice. The notice need not state the reason for the further restrictions. Access Personnel who receive such notice should not disclose to others the existence of such further restrictions. Generally, these further restricted periods will end upon the earlier of the circumstances no longer being material or the open of market on the second trading day following the Company's public disclosure of such circumstances or their resolution.
Restriction on Market Limit Orders
In order to prevent Access Personnel from accidentally engaging in a trade when trading is not allowed, Access Personnel subject to Blackout Periods may not enter into any market limit orders with their brokers for securities of the Company other than orders which expire no later than the commencement of the next Blackout Period. Access Personnel subject to pre-clearance requirements are subject to the additional restriction that they may not enter any market limit orders for securities of the Company except market limit orders which expire within the time allowed for trading after receiving written permission to trade from the Compliance Officer. All other market limit orders by Access Personnel for securities of the Company are prohibited. This paragraph does not however apply to approved Rule 10b5-1 plans.
Margin Accounts and Pledges
    A pledge of securities may be considered a sale under the securities laws. In addition, securities held in a margin account or pledged as collateral for a loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because the initial pledge may be a sale, and a later margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in securities of the Company, Access Personnel are prohibited from holding Company securities in a margin account or pledging Company securities for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt), if such person is otherwise permitted to transact in Company securities at the time of the pledge, and if such person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
Exception for Pre-Arranged Trading Programs
(Rule 10b5-1)
    Rule 10b5-1 of the Exchange Act allows a person to trade while aware of material non-public information if the trade was executed pursuant to a plan satisfying the requirements of Rule 10b5-1 (a “trading plan”) that was established at a time when the person was not aware of material non-public information. Rule 10b5-1 is a complicated rule that requires sophisticated planning and should not be relied upon without the advice of one’s own legal counsel or personal financial adviser.

Specific Requirements
Trades in Company securities that are executed pursuant to an approved trading plan are not subject to the prohibitions in the Policy, including Blackout Periods or pre-clearance requirements for Access Personnel. Trading plans must meet the following requirements:
1.Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the Compliance Officer.
2.Material Non-public Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout.
3.Open Trading Window. A Rule 10b5-1 plan may only be adopted during an open trading window (i.e., outside of a Blackout Period).

4. 30-Day / 90-Day Waiting Period. Rapid transaction executions subsequent to plan adoption may create an appearance of impropriety and call into question whether a plan adopter had material non-public information at the time of plan adoption. To avoid even the appearance of impropriety and to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended:
(i)for directors and officers subject to Section 16 of the Exchange Act, the Company requires a waiting period between the date a Rule 10b5-1 plan is adopted and the date of the first trade under such plan that is no shorter than the later of (A) ninety (90) days or (B) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, not to exceed one hundred twenty (120) days; and
(ii)for all other Covered Persons, the Company requires a waiting period of at least thirty (30) days between the date a Rule 10b5-1 plan is adopted and the date of the first possible transaction under the plan.
Trading plans may not be instituted, amended or terminated, and deviations from such plans may not be made during a Blackout Period or at a time when a Covered Person is aware of material non-public information. Any amendment or termination of an approved trading plan requires the advance approval of the Compliance Officer. The Compliance Officer may circulate from time to time criteria for clearance of trading plans. Section 16 Insiders must provide prompt notice to the Compliance Officer of all transactions under trading plans to facilitate filings required under Section 16(a) of the Exchange Act. Such filings are generally due within two (2) business days of a trade. The Company reserves the right to bar any transactions in Company securities, even those pursuant to trading plans previously approved, if the Compliance Officer or the Board of Directors, in consultation with the Compliance Officer, determines that such a bar is appropriate under the circumstances.
Exception for Stock Options and Employee Stock Purchase Plans
The Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company's plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option and to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Purchases of Company stock through a 401(k) plan or employee stock purchase plan (“ESPP”) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election are also exempt from this Policy, since the other party to those transactions is the Company itself and the price is determined by the terms of the option agreement or the plan. The trading restrictions do apply, however, to elections you may make to (a) begin participation or change participation levels in any ESPP or Company stock fund in the 401(k) plan, (b) sell any shares purchased under the ESPP, and (c) initiate an intra-plan transfer of an existing account balance into or out of the Company stock fund in the 401(k) plan.

Additional Information - Directors and Executive Officers
Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that Section 16 Insiders who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Inside Information. Under these provisions, and so long as certain other criteria are met, in most cases neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. The exercise of options by Section 16 Insiders, although not subject to short-swing liability, must be disclosed on a Form 4 filed within two business days after the exercise occurs. The participation by executive officers in a tax-qualified employee stock purchase plan will not generally result in a Section 16 short-swing liability or reporting obligations; however, the sale of any shares acquired is subject to Section 16 reporting and short-swing liability. Generally, all other purchases and sales of Company securities by Section 16 Insiders must be disclosed on a Form 4 filed within two business days after the transaction occurs. Moreover, no officer or director may ever make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.
Certification
    Covered Persons will be required to certify their understanding of and compliance with this Policy on an annual basis, in the form attached as Exhibit E to this Policy.

Inquiries
Please direct your questions as to any of the matters discussed in the Policy to the Compliance Officer.
Duties of Compliance Officer
The duties of the Compliance Officer include the following:
1.Pre-clearance of all transactions involving the Company’s securities by Access Personnel in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act of 1934, as amended, and Rule 144 promulgated under the Securities Act of 1933, as amended.
2.Assistance in the preparation of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Insiders.
3.Performance of cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, officers and directors questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.
4.Circulation of the Policy to all Covered Persons on an annual basis and provision of the Policy and other appropriate materials to any officers, directors or others who have, or may have, access to Inside Information.
5.Reviewing proposed Rule 10b5-1 plans of Covered Persons.
6.Assisting the Company’s Board of Directors in implementation of the Policy.

EXHIBIT A

SECTION 16 INSIDERS

updated as of January 6, 2025

Name	Title
Justin Stiefel	Chairman, Chief Executive Officer, and Treasurer
Jennifer Stiefel	Director, President, and Secretary
Michael Carrosino	Executive Vice President of Finance, Chief Financial Officer
Beth Marker	Senior Vice President of Retail Operations
Danielle Perkins	Senior Vice President of Wholesale Operations

Non-Employee Directors
Troy Alstead	Director
Christopher (Toby) Smith	Director
Matthew J. Swann	Director
Eric S. Trevan, Ph.D.	Director
Andrew Varga	Director
Jeffrey Wensel, M.D., Ph.D.	Director

A-1

EXHIBIT B

INSIDER TRADING COMPLIANCE PROGRAM - PRE-CLEARANCE CHECKLIST

Individual Proposing To Trade:
Compliance Officer:
Proposed Trade:
Date:

☐ No Blackout. Confirm that the trade will not be made during a “Blackout Period.”
☐ Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Also, ensure that a Form 4 has been or will be completed and will be filed within two (2) business days of the trade.
☐ Prohibited Trades. Confirm that the proposed transaction is not a short sale, put, call or other prohibited transaction.
Rule 144 Compliance. To the extent applicable confirm that:
☐ The current public information requirement has been met.
☐ Shares to be sold are not restricted or, if restricted, the holding period has been met.
☐ Volume limitations are not exceeded (confirm the individual is not part of an aggregated group).
☐ The manner of sale requirements have been met.
☐ The Notice on Form 144 has been completed and filed.
Rule 10b-5 Concerns. Confirm that:
☐ The individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public.
☐ The Compliance Officer has discussed with the insider any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of inside information.

Signature of Compliance Officer

B-1

EXHIBIT C

PERMISSION TO TRADE

_________ is hereby permitted to buy/sell [circle one] shares of the common stock of IP Strategy Holdings, Inc.
[Include the following if sales to be made by affiliates pursuant to Rule 144. The securities must be sold in a broker’s transaction, and you may not solicit or arrange for the solicitation of an order to buy the securities you are selling, or make any payment in connection with the offer and sale to any person other than the broker who executes an order to sell the securities.]
The permission to sell will expire on the close of trading on _________, 20__.
Very truly yours,

Signature of Compliance Officer
C-1

EXHIBIT D

CERTIFICATE OF COMPLIANCE
I represent that I have read, and promise to comply with, the IP Strategy Holdings, Inc. Insider Trading Policy.
                            ______________________________                                 Name:                                                 Date:
D-1